Exhibit 4.1

EXECUTION VERSION

SENIOR NOTES INDENTURE

Dated as of June 9, 2022

Among

DARLING INGREDIENTS INC.,

THE GUARANTORS AS SET FORTH HEREIN

and

TRUIST BANK,

as Trustee

6% SENIOR NOTES DUE 2030

-i-

-ii-

-iii-

INDENTURE, dated as of June 9, 2022, among Darling Ingredients Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) party hereto from time to time and Truist Bank, as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation and issue of its 6% Senior Notes due 2030 to be issued, from time to time, as provided in this Indenture; and

WHEREAS, each of the Guarantors party hereto has duly authorized the issuance of its guarantee pursuant to which each such Guarantor shall unconditionally Guarantee all of the Company’s Obligations under the Notes and this Indenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees, as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Accounting Standards Codification” and “ASC” mean the Accounting Standards Codification promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Additional Notes” means Notes (other than the Initial Notes and any Notes issued upon transfer, replacement or exchange of Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value as of such redemption date of (1) the redemption price of such Note at June 15, 2025 (such redemption price being set forth in Section 3.07(d)) plus (2) all required remaining interest payments due on such Note through June 15, 2025 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note. The Company shall calculate the Applicable Premium and deliver it and the calculation thereof in reasonable detail to the Trustee. Neither the Trustee nor any Paying Agent shall have any duty to calculate or verify the calculation of the “Applicable Premium.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Company) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial ownership” has a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Dallas, Texas, or a place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the balance sheet of such Person in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP. Notwithstanding the foregoing, Capitalized Lease Obligations shall be excluded for purposes of (i) calculating Consolidated Net Income and Consolidated Interest Expense and (ii) calculating the Secured Leverage Ratio, in each case, to the extent such Capitalized Lease Obligation would have been characterized as an operating lease in accordance with GAAP on January 2, 2014 including ASC 840, “Leases” (whether or not such operating leases existed at the time of the effectiveness thereof).

“Cash Equivalents” means:

(1) U.S. dollars, euros, pounds sterling, Canadian dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from S&P, Moody’s or Fitch;

(2) securities issued or directly and fully guaranteed or insured by the United States of America, the government of a member state of the European Union, the United Kingdom or the Government of Canada or any agency or instrumentality of the United States of America, the government of a member state of the European Union, the United Kingdom or the Government of Canada (provided that the full faith and credit of the United States of America, the government of a member state of the European Union, the United Kingdom or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America, any member of the European Union or province of Canada or any political subdivision of any such state, member or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state, member or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from S&P, Moody’s or Fitch;

(4) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, or “A” or the equivalent thereof by Fitch, and having combined capital and surplus in excess of $250 million, in the case of U.S. banks, or $100 million, in the case of non-U.S. banks;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof) by S&P or “P-2” (or the equivalent thereof) by Moody’s or “F-2” (or the equivalent thereof) by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary (which may include investments made indirectly by the Company or any Restricted Subsidiary that is not a Foreign Subsidiary), investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(9) in the case of the Company or any Restricted Subsidiary, other currencies, to the extent obtained by the Company or the applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted under this Indenture, and other short-term investments utilized by the Company or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the investments described in clauses (1) through (7) above.

“Change of Control” means:

(1) the Company becomes aware (by way of a report or any other filing under Section 13(d) of the Exchange Act, proxy, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or one or more Restricted Subsidiaries of the Company); or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company (other than any liquidation or dissolution in connection with a transaction described under Section 5.01(a)).

Notwithstanding the foregoing, the consummation of a transaction shall not be deemed to be a Change of Control under clause (1) above if pursuant to such transaction (a) the Company becomes a Wholly-Owned Subsidiary of a holding company with no other material assets or operations and (b) immediately following such transaction, either (x) the holders that beneficially own the voting power of the Voting Stock of such holding company are substantially the same as the holders that beneficially owned the voting power of the Company’s Voting Stock immediately prior to such transaction (or that beneficially owned the voting power of the Voting Stock of another holding company of which the Company is a Wholly-Owned Subsidiary immediately prior to such transaction) or (y) no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a holding company meeting the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus

(3) consolidated depreciation expense; plus

(4) consolidated amortization expense or impairment charges recorded in connection with the application of ASC 350, “Intangibles—Goodwill and Other” and ASC 360, “Property, Plant, and Equipment”; plus

(5) other non-cash charges, expenses or deductions reducing Consolidated Net Income (excluding any such non-cash charge, expense or deduction to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(6) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters; plus

(7) the amount of any expense or deduction associated with any Subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(8) the amount of any loss on dispositions of Receivables and related assets in connection with any Qualified Receivables Transaction (including dispositions to a Receivables Entity) and in connection with any incentive, supplier finance or similar program entered into in the ordinary course of business; plus

(9) any proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters); plus

(10) (i) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings, operating expense reductions, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs, charges, accruals, reserves, expenses (including those related to tax restructurings, inventory optimization programs, software development costs, systems implementation and upgrade expenses, the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments, costs related to entry into new markets (including unused warehouse space costs), consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) and (ii) expected “run rate” cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (calculated on a pro forma basis as if such benefits had been realized from the beginning of such period but net of the amount of such actual benefits realized during such period) reasonably identifiable and factually supportable in the good faith determination of such Person (it being understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken) related to permitted asset sales, acquisitions, investments, asset dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions; provided that such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are reasonably expected to be realized within 24 months of the event giving rise thereto; plus

(11) indemnification purchase price adjustment and earn-out obligations incurred in connection with any acquisition or investment (including any acquisition or investment completed prior to the Issue Date) and paid or accrued during such period; less

(12) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period that did not increase Consolidated EBITDA in any prior period).

“Consolidated Income Taxes” means, with respect to any Person for any period, any provision for taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required by any governmental authority to be made by such Person, which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its consolidated Restricted Subsidiaries, including, without limitation, state franchise and similar taxes and foreign withholding taxes (and taxes in lieu thereof) regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense (but excluding (i) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (ii) the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses);

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; provided that, with respect to the Renewable Diesel Joint Venture Indebtedness or the Indebtedness of any other joint venture, interest expense pursuant to this clause (5) shall include only interest actually paid by the Company or any Restricted Subsidiary (including through the exercise of remedies under any Lien permitted in respect thereof);

(6) costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) Receivables Fees; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (8) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (other than any incentive, supplier finance or similar program entered into in the ordinary course of business) pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Company determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except that (i) if such Person is an Unrestricted Subsidiary or is accounted for by the equity method of accounting, subject to the limitations contained in clauses (2), (3) and (4) of this definition, (x) the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person (or to the extent converted into cash) during such period to the Company or a Restricted Subsidiary as a dividend, distribution or other payment, or that could, in the reasonable determination of the Company, have been distributed by such Person in cash (or to the extent it could have been converted into cash) to the Company or a Restricted Subsidiary in respect of such period as a dividend, distribution or other payment, and (y) the Company’s equity in the net loss of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of investments in such Person by the Company or any Restricted Subsidiary and (ii) in the case of any other Person, the aggregate amount of cash actually distributed by such Person (or to the extent converted into cash) during such period to the Company or a Restricted Subsidiary as a dividend, distribution or other payment;

(2) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(3) extraordinary, nonrecurring, unusual, non-operating or noncash gains, charges or losses (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

(4) the cumulative effect of a change in accounting principles;

(5) any income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(6) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedging Obligations;

(7) any unrealized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses (including currency re-measurements of Indebtedness, any net gains or losses resulting from Currency Agreements and those resulting from intercompany Indebtedness);

(8) any compensation expense, charge, cost, accrual or reserve, including any such expense, charge, cost, accrual or reserve arising from (i) grants of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (iii) in connection with the rollover, acceleration or payout of Capital Stock held by management of the Company or any of its Subsidiaries; provided that, to the extent any such cash charges, costs, expenses, accruals or reserves are paid in cash, such cash charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the Company as a capital contribution or as a result of the sale or issuance of Capital Stock of the Company, and such contribution or sale took place within the immediately preceding four fiscal quarter period of the Company for which this clause (8) is modifying Consolidated Net Income;

(9) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

(10) any fees, expenses and charges (including rationalization, legal, tax and structuring fees, costs and expenses) Incurred in connection with (i) any investment or acquisition of another Person or business or similar transaction (other than an investment or acquisition among the Company and its Subsidiaries in the ordinary course of business), (ii) any disposal of property or assets outside the ordinary course of business or disposal or issuance of Capital Stock of a Subsidiary, (iii) the Incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or modification of Indebtedness, including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties (other than an Incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or modification of Indebtedness among the Company and its Subsidiaries in the ordinary course of business) and (iv) any issuance or offering of Capital Stock, dividends, distributions or other payments to holders of Capital Stock or repurchases or redemptions of Capital Stock, acquisitions, disposals, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions (other than any issuance or offering of Capital Stock, dividends, distributions or other payments to holders of Capital Stock or repurchases or redemptions of Capital Stock, acquisitions, disposals, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions among the Company and its Subsidiaries in the ordinary course of business), in each case, including any such transaction proposed or undertaken but not completed;

(11) effects of adjustments (including the effects of such adjustments pushed down on the Company or any Restricted Subsidiary) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase/acquisition accounting or recapitalization accounting (including in the property and equipment, software and other intangible assets, deferred revenue and debt line items) arising from any consummated acquisition or recapitalization or the amortization or write-off of any amounts thereof in accordance with GAAP;

(12) accruals and reserves that are established or adjusted within 12 months of the date of any investment in any Restricted Subsidiary (other than a Receivables Entity) or in any Person which will, upon the making of such investment, become a Restricted Subsidiary (other than a Receivables Entity), including in connection with the formation of a Restricted Subsidiary (other than a Receivables Entity) or in another Person if as a result of such investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity) or any purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of a division, line of business or branch of such Person, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies; and

(13) any goodwill or other intangible asset impairment charge or write-off.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors or indentures, fiscal paying agency agreements, purchase or subscription agreements or other agreements or instruments providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced

(including by means of sales of debt securities to investors) in whole or in part from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures, fiscal paying agency agreements, purchase or subscription agreements or agreements or instruments (including by means of sales of debt securities to investors), and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture and whether any Credit Facility exists at any time).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Dutch Subsidiary” means any Subsidiary incorporated in The Netherlands.

“DTC” means The Depository Trust Company.

“Equity Offering” means a public or private sale for cash by the Company of its Capital Stock, other than (x) public offerings with respect to the Company’s Capital Stock registered on Form S-8 or (y) an issuance to any Restricted Subsidiary.

“euro” means the currency introduced at the start of the third stage of European economic and monetary union and as defined in article 2 of Council Regulation (EC) No. 974/98 of 3 May 1998 on the introduction of the euro, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary (other than any non-Wholly-Owned Subsidiary that issues capital markets debt securities or borrows under syndicated loans that are Guaranteed by the Company or any Guarantor or that Guarantees any capital markets debt securities or syndicated loans that are issued, borrowed or Guaranteed by the Company or any Guarantor), (b) any Foreign Subsidiary, (c) any Receivables Entity, (d) any Subsidiary that is prohibited by applicable law or regulation from providing a Note Guarantee, (e) any captive insurance Subsidiary, (f) any Subsidiary of a Foreign Subsidiary and (g) any Subsidiary that is a holding company through which the Company or its Subsidiary holds its interests in a Renewable Diesel Joint Venture and which has no material assets or operations unrelated to a Renewable Diesel Joint Venture.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except for any reports or financial statements required to be delivered under Section 4.03, which shall be prepared in accordance with GAAP, all ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that (w) leases shall be accounted for under GAAP as in effect on January 2, 2014, including ASC 840, “Leases,” (x) no effect shall be given to any election under ASC 825-10-25, “Financial Instruments—Overall—Recognition” to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” (y) any treatment of convertible debt instruments under ASC 470-20, “Debt—Debt with Conversion and Other Options” to value any such instruments in a reduced or bifurcated manner and (z) in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture. All specific references in this Indenture to codified accounting standards and other accounting instruments shall, unless the context implies otherwise, be deemed to include any successor, replacement, amendment or updated standard or instrument under GAAP. Notwithstanding the foregoing, at any time after adoption of IFRS by the Company for its financial statements and reports for all financial reporting purposes, the Company may elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time, (3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid (or causing a Default or an Event of Default as a result of) any transaction made prior to the date of such election pursuant to the covenants described under Article 4 if such transaction was valid under this Indenture on the date made, Incurred or taken, as the case may be, and (5) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. If a change in GAAP occurs and such change in GAAP would alter the method of calculation of any term or measure in this Indenture, the Company may elect that such terms or measures (with such election applied consistently to other terms or measures) shall be calculated as if such change in GAAP has not occurred. The Company shall give written notice of any election to the Trustee and the holders of Notes within 5 Business Days of any such election.

“German Subsidiary” means any Subsidiary incorporated in Germany.

“Global Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture and identified in such Section as the “Global Notes Legend.”

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, which shall initially be Cede & Co. as nominee for DTC.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness, Lien or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto;

(5) (a) Capitalized Lease Obligations of such Person and (b) all Attributable Indebtedness of such Person that appears as a liability on the balance sheet of such Person under GAAP;

(6) the principal component of all obligations of the type referred to in clauses (1) through (5) above and (7) below of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset as determined by such Person in good faith on the date of determination and (b) the amount of such Indebtedness of such other Persons;

(7) the principal component of all obligations of the type referred to in clauses (1) through (5) above of other Persons to the extent Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the maximum aggregate amount (giving effect to any netting arrangements) that would be payable by such Person at such time); and

(9) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness;” provided that such money is held to secure the payment of such interest. For purposes of determining compliance with any covenant contained in this Indenture (including the computation of the Secured Leverage Ratio), Indebtedness shall be determined without giving effect to (a) any election under ASC 825-10-25, “Financial Instruments—Overall—Recognition” (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein, and (b) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20, “Debt—Debt with Conversion and Other Options” (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

The term “Indebtedness” shall not include:

(1) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(2) any lease of property which would be considered an operating lease under GAAP;

(3) (a) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes and (b) any joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law;

(4) Contingent Obligations Incurred in the ordinary course of business; or

(5) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations shall not constitute Indebtedness to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” means the $750,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means BofA Securities, Inc., BNP Paribas Securities Corp., BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, PNC Capital Markets LLC, J.P. Morgan Securities LLC, Rabo Securities USA, Inc., TD Securities (USA) LLC, Truist Securities, Inc. and HSBC Securities (USA) Inc.

“Interest Payment Date” means June 15 and December 15 of each year, commencing December 15, 2022.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and Fitch (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside the Company’s control, any equivalent investment grade rating by any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means June 9, 2022.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any investment or acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing other than any investment in or acquisition of any Unrestricted Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and any successor thereto.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions in connection with such issuance or sale.

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary that is not a Guarantor.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” means the Company’s 6% Senior Notes due 2030 authenticated and delivered under this Indenture, including, for the avoidance of doubt, the Initial Notes, any Additional Notes and any Notes issued upon transfer, replacement or exchange of Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 31, 2022, relating to the offer and sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing (i) Indebtedness under any Credit Facility (including the issuance and creation of letters of credit, bank guarantees, bankers’ acceptances and similar instruments thereunder) in an aggregate principal amount up to (a) $1,500.0 million plus (b) the greater of (x) $1,920.0 million and (y) 20.0% of Consolidated Total Assets at any one time outstanding, and any Indebtedness refinancing such Indebtedness, (ii) Hedging Obligations and cash management arrangements with Persons or Affiliates of Persons party to such Credit Facility permitted to be secured by such Liens by such Credit Facility and (iii) Liens securing Guarantees of Restricted Subsidiaries of Indebtedness and other obligations under such Credit Facility;

(2) (i) pledges or deposits by such Person or Liens arising (A) under workers’ compensation laws, health, disability or other employment benefits, unemployment insurance laws, social security or similar legislation or regulations, property, casualty or liability insurance or premiums related thereto, self-insurance obligations or captive insurance subsidiaries or (B) to secure letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments posted to support payment of items set forth in this clause (2)(i), (ii) good faith deposits in connection with (and Liens securing the performance of, or granted in lieu of) bids, tenders, contracts with trade creditors, bids, contracts (other than in respect of debt for borrowed money) or leases to which such Person is a party, (iii) deposits to secure (and Liens securing the performance of, or granted in lieu of) public or statutory obligations of such Person, or (iv) deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case, Incurred in the ordinary course of business;

(3) Liens arising or imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s, landlord’s, customs’ and revenue authorities’ and other like Liens Incurred in the ordinary course of business, or created in order to comply with applicable requirements of law, including any security requested to be created by any creditor of a German Subsidiary in connection with (i) a merger of a German Subsidiary pursuant to Section 22 of the German Reorganization Act (Umwandlungsgesetz) and/or (ii) the termination of a domination and profit and loss pooling agreement (Beherrschungs—und Gewinnnabführungsvertrag) pursuant to Section 303 of the German Stock Corporation Act (AktG);

(4) Liens for taxes (including VAT), assessments or other governmental charges (a) that are not overdue by more than 30 days or, if overdue by more than 30 days, are being contested in good faith by appropriate proceedings and appropriate reserves required pursuant to GAAP have been made in respect thereof or (b) with respect to which the failure to make payment is not reasonably expected by the Company to have a material adverse effect on the financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(5) Liens, including deposits made in connection therewith, in favor of issuers of surety, customs, stay, appeal or performance bonds or performance and completion guarantees and other similar obligations of a like nature or letters of credit, bankers’ acceptances, bank guarantees or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect or impair the use of such property in the operation of the business of such Person;

(7) Liens securing (a) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) and (b) cash management obligations and Indebtedness Incurred by the Company or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case, entered into in the ordinary course of business in connection with cash management, including cash management among the Company and its Subsidiaries, and deposit accounts (including, for the avoidance of doubt, any accounts receivables and related security being sold or transferred by the Company or its Restricted Subsidiaries in the ordinary course of business pursuant to any incentive, supplier finance or similar program between the Company or such Restricted Subsidiary, as supplier or seller, and any finance or other institution a party thereto, as purchaser);

(8) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(9) any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by this Indenture and leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) granted in the ordinary course of business which do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(10) Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights related to litigation being contested that do not constitute an Event of Default under Section 6.01(a)(7);

(11) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention agreements (verlängerter Eigentumsvorbehalt)) Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary); provided that such Liens are created prior to or within 270 days of the acquisition or the completion of the construction or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted under this Indenture provided by such Person or its Affiliates;

(12) Liens (a) arising by virtue of any statutory or common law provisions relating to banker’s Liens (including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or (b) encumbering reasonable customary initial deposits and margin deposits;

(13) Liens arising from Uniform Commercial Code or PPSA (or similar law of any jurisdiction) financing statement filings regarding leases and consignment or bailee arrangements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee;

(14) Liens existing on the Issue Date;

(15) Liens on assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto and after acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition and except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(16) Liens on assets at the time the Company or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than property or assets affixed or appurtenant thereto, the proceeds or products thereof, accessions thereto and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(17) Liens securing Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivable Entity) or of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary (other than a Receivable Entity) or other obligations of a Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(18) Liens (a) securing the Notes and the Note Guarantees and (b) on the proceeds of Indebtedness Incurred in connection with the financing of a transaction permitted under this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds in connection with the closing of such transaction;

(19) Liens securing Indebtedness Incurred to refinance, refund, replace, exchange, renew, amend, extend or modify, as a whole or in part, Indebtedness (including pursuant to any defeasance or discharge mechanism) that was previously so secured pursuant to clauses (11), (14), (15), (16), (18)(a), (19) and (38) of this definition; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien thereunder (except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates) and (b) such Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness, reasonable tender premiums and fees Incurred in connection therewith);

(20) Liens representing the interest of a purchaser of goods sold by the Company or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention, extended title retention (verlängerter Eigentumsvorbehalt), consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment or similar arrangements and such Liens only encumber the good so sold hereunder;

(21) Liens in favor of the Company or any Guarantor;

(22) Liens under industrial revenue, municipal or similar bonds;

(23) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, Incurred in connection with a Qualified Receivables Transaction;

(24) Liens on (a) the Capital Stock of the Renewable Diesel Joint Venture or any other joint venture consisting of a Permitted Renewable Joint Venture Investment or any other investment in favor of the holder of (x) any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture, (y) any Guarantee of such Indebtedness or (z) any Guarantee of the commitment to make an investment in the Renewable Diesel Joint Venture or any other joint venture and (b) cash and Cash Equivalents to secure (x) obligations to make an investment in the Renewable Diesel Joint Venture or any other joint venture or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (24)(b)(x);

(25) Liens arising as a result of agreements to enter into a Sale/Leaseback Transaction and not securing Indebtedness; provided that such Liens shall not extend beyond the property that is the subject of such Sale/Leaseback Transaction;

(26) (i) Liens (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired which are applied against the purchase price for such investment, and (B) consisting of an agreement to dispose of any property and (ii) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any investment;

(27) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $210.0 million and (y) 3.5% of Consolidated Total Assets;

(28) Liens granted in the ordinary course of business to secure (a) (i) liabilities for premiums or reimbursement obligations to insurance carriers or self-insurance obligations and (ii) liabilities in respect of indemnification obligations under leases or other contractual obligations and (b) letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments posted to support payment of items set forth in this clause (28); provided that such letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments are issued in compliance with this Indenture;

(29) Liens (a) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Company or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations Incurred in the ordinary course of business of such Person or (b) granted in the ordinary course of business by the Company or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken or AGB-Sparkassen) in Germany), in each case, which are within the general parameters customary in the banking industry;

(30) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(31) (a) Liens on Capital Stock in joint ventures (including the Renewable Diesel Joint Venture) or Unrestricted Subsidiaries; provided such Liens secure capital contributions to, or Indebtedness or other obligations of, such joint ventures or Unrestricted Subsidiaries, as applicable and (b) any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(33) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(34) Liens securing Indebtedness of any Non-Guarantor Restricted Subsidiary; provided that any such Lien is limited to all or part of the property or assets of such Non-Guarantor Restricted Subsidiary and the Capital Stock of such Non-Guarantor Restricted Subsidiary;

(35) any Lien arising under clause 24, clause 25 or clause 26 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(36) any netting or set-off arrangement entered into by any Dutch Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Dutch Subsidiary;

(37) Liens on repurchase agreements constituting Cash Equivalents; and

(38) (a) Liens securing Indebtedness (other than Subordinated Obligations); provided that at the time of Incurrence and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) would not exceed 4.5 to 1.0, and (b) Liens securing Indebtedness under the Senior Secured Credit Agreement outstanding on a reinstatement of collateral following a suspension of collateral under the Senior Secured Credit Agreement to the extent such Indebtedness exceeds available capacity on such date under clause (1) of this definition; provided that such Liens have not been Incurred in contemplation of such reinstatement of collateral.

For purposes of determining compliance with Section 4.07 and this definition of “Permitted Liens,” in the event that a Lien meets the criteria of more than one of the categories described above in clauses (1) through (38) of Permitted Liens, the Company will be permitted, in its sole discretion, (x) to classify such Lien on the date of Incurrence and may later reclassify such Lien in any manner (based on the circumstances existing at the time of any such reclassification), (y) may divide and later redivide the amount of such Lien among more than one of such clauses and (z) will only be required to include such Lien in one of any such clauses. Notwithstanding the foregoing, (i) Liens securing “Revolving Loans” under the Senior Secured Credit Agreement on the Issue Date shall be deemed Incurred under clause (1)(i)(a) of this definition and not clause (14), (ii) Liens securing amounts drawn in respect of the “Term A-1 Commitments” and “Term A-2 Commitments” under the Senior Secured Credit Agreement on or after the Issue Date will be deemed Incurred under clause (1)(i)(b) of this definition and (iii) Liens securing “Term B Loans” under the Senior Secured Credit Agreement on the Issue Date will be deemed Incurred under clause (1)(i)(b) of this definition.

“Permitted Renewable Joint Venture Investments” means, without duplication, (i) any investment in the Renewable Diesel Joint Venture or any other joint venture and (ii) the amount of any unreimbursed payments made pursuant to the Guarantee or the exercise of remedies under any Lien in respect of Indebtedness in the form of (w) Guarantees of Indebtedness of the Renewable Diesel Joint Venture or other joint ventures, (x) Guarantees of the obligation to make an investment in the Renewable Diesel Joint Venture or other joint venture, (y) Liens on the Capital Stock of the Renewable Diesel Joint Venture or other joint ventures otherwise consisting of a Permitted Renewable Joint Venture Investment or any other investment in favor of the holder of any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture or the Guarantee set forth in the foregoing clause (w) and (z) Liens on cash and cash equivalents to secure (I) obligations to make an investment in the Renewable Diesel Joint Venture or any other joint venture or (II) a letter of credit posted to secure obligations set forth in the foregoing clause (z) (I).

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“pounds sterling” means the lawful currency of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario), as in effect from time to time.

“Preferred Stock” means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets (including contract rights, deposit accounts and securities accounts) which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations, receivables financings or sale facilities involving Receivables.

“Rating Agencies” means each of S&P, Moody’s and Fitch or if any of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency selected by the Company (as certified by a resolution of its Board of Directors) which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) the first public notice of the intention by the Company to effect a Change of Control and (ii) ends 90 days following the consummation of such Change of Control; provided that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any one (or more) of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within rating categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by any two Rating Agencies if each such Rating Agency shall have put forth a statement or publicly confirmed that such downgrade or withdrawal is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Rating from any one (or more) Rating Agencies.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided in this definition) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” means, for the interest, if any, payable on any applicable Interest Payment Date, June 1 or December 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Renewable Diesel Joint Venture” means one or more joint ventures formed in connection with the building and/or operation of one or more renewable diesel facilities at various sites throughout the world, including any Subsidiary thereof and any Subsidiary that is a holding company through which the Company holds its interests in such joint ventures and, in the case of an Unrestricted Subsidiary, has no other material assets or operations unrelated to such joint ventures.

“Renewable Diesel Joint Venture Indebtedness” means any Indebtedness in the form of (w) Guarantees of Indebtedness of the Renewable Diesel Joint Venture or other joint ventures, (x) Guarantees of the obligation to make an investment in the Renewable Diesel Joint Venture or other joint ventures, (y) Liens on the Capital Stock of the Renewable Diesel Joint Venture or other joint ventures otherwise consisting of a Permitted Renewable Joint Venture Investment or any other investment in favor of the holder of any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture or the Guarantee set forth in the foregoing clause (w) and (z) Liens on cash and cash equivalents to secure (I) obligations to make an investment in the Renewable Diesel Joint Venture or any other joint venture or (II) a letter of credit posted to secure obligations set forth in the foregoing clause (z)(I); provided that the Renewable Diesel Joint Venture is not a Restricted Subsidiary of the Company.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture and identified in such Section as the “Restricted Notes Legend.”

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means Total Indebtedness of the Company and any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination minus (i) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of such date of determination and (ii) any such obligations described in clause (1)(i) which have been drawn and reimbursed within three Business Days to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to such date of determination for which consolidated financial statements are internally available; provided, however, that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary will have disposed of any property or assets, disposed of or issued Capital Stock of a Subsidiary or disposed (or discontinued operations) of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Secured Leverage Ratio is such a transaction, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such investment or acquisition occurred on the first day of such period; and

(3) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost savings). When calculating the Secured Leverage Ratio for purposes of clause (38) of “Permitted Liens,” (x) such pro forma calculation shall not give effect to any Lien granted on such date of determination to secure Indebtedness (but not in respect of any future calculation following such date) if the Notes or any Note Guarantee, as applicable, are equally and ratably secured with such Indebtedness in compliance with Section 4.07 or if such Lien is permitted to be granted, and is Incurred, pursuant to clauses (1) through (37) of the definition of “Permitted Liens” and (y) such pro forma calculation shall not give effect to any repayment, repurchase, defeasance or other discharge of any Indebtedness to the extent secured by a Lien with the proceeds of any Indebtedness that is to be so secured by any such Lien granted on such date of determination.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 6, 2014, among the Company, J.P. Morgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto from time to time, as amended and as the same may be amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder if such additional Indebtedness is Incurred in accordance with this Indenture).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means credit enhancement or risk retention arrangements, representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or any Note Guarantee pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Company and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Guarantees of obligations for borrowed money; plus (c) all Capitalized Lease Obligations and purchase money indebtedness; plus (d) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, banker’s acceptances or similar instruments. For the avoidance of doubt, Total Indebtedness shall not include any obligations under any Qualified Receivables Transaction.

“Transfer Restricted Notes” means any Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to a redemption date for any Note, the average of the yields to maturity for the five most recent Business Days (or, if such yields are not published for all five such Business Days, for those Business Days for which such yields are published) appearing in the most recent Federal Reserve Statistical Release H.15 (or, if such statistical release is no longer published, any publicly available source of similar market data selected by the Company in its sole discretion) that is publicly available at least two Business Days prior to any redemption date (or, in the case of any redemption in connection with a legal defeasance, covenant defeasance or satisfaction and discharge in accordance with Article 8 or Article 11, at least two Business Days prior to the deposit of trust funds with the Trustee in accordance with Article 8 or Article 11 of United States Treasury securities with a constant maturity most nearly equal to the period from such redemption date to June 15, 2025; provided, however, that if such period is not equal to the constant maturity of the United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means Truist Bank, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor trustee serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; provided that each of Darling Green Energy, LLC, Darling Insect Proteins LLC, EnviroFlight, LLC and EnviroFlight Farms, LLC and each of their respective Subsidiaries shall be an Unrestricted Subsidiary of the Company as of the Issue Date; provided, further, that if the Renewable Diesel Joint Venture is or becomes a Subsidiary of the Company, the Renewable Diesel Joint Venture shall be an Unrestricted Subsidiary of the Company notwithstanding that it fails to satisfy the criteria set forth below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Indebtedness to which the lender has no recourse to any of the assets of the Company or any Restricted Subsidiary; and

(3) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than the Renewable Diesel Joint Venture, but without limiting the application of the provisions described under Article 4 to the Renewable Diesel Joint Venture) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation as a Restricted Subsidiary would either (a) if Incurred at such time, have been permitted to be Incurred under Section 4.07, or (b) extend only to the assets or property of such Unrestricted Subsidiary that is being designated to be a Restricted Subsidiary that will become a Guarantor; provided, however, that, in the case of clause (b), such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such designation.

“U.S.” means the United States of America.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Authentication Order”	2.02(c)
“Automatic Exchange”	2.3(j) of Appendix A
“Automatic Exchange Date”	2.3(j) of Appendix A
“Automatic Exchange Notice”	2.3(j) of Appendix A
“Automatic Exchange Notice Date”	2.3(j) of Appendix A
“Change of Control Offer”	4.09(b)
“Change of Control Payment”	4.09(b)(1)
“Change of Control Payment Date”	4.09(b)(2)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“cross acceleration”	6.01(a)(5)(B)
“Definitive Notes Legend”	2.3(e) of Appendix A
“Event of Default”	6.01(a)
“Expiration Date”	1.04(j)
“Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Paying Agent”	2.03(a)
“payment default”	6.01(a)(5)(A)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Restricted Notes Legend”	2.3(e) of Appendix A

Term	Defined in Section
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Rule 501”	1.1(a) of Appendix A
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(b)(1)

Section 1.03 Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(6) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(7) provisions apply to successive events and transactions;

(8) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(9) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(10) “including” means including without limitation;

(11) references to (a) sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time, (b) Moody’s Investors Services, Inc., S&P Global Ratings or Fitch Ratings, Inc. shall include any successor to such rating agency business and (c) EDGAR shall include any successor filing system to EDGAR; and

(12) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

(b) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Liens or any other transaction, event or circumstance, or any determination made under any other provision of this Indenture (any of the foregoing, a “subject transaction”), the U.S. dollar-equivalent principal amount of a subject transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction (which, in the case of revolving credit Indebtedness, shall be deemed to be the date first committed, and, in all other cases shall be deemed to be the date Incurred, made or entered into or the date of the occurrence of such transaction, event or circumstance or the applicable date of determination); provided that if a Lien is granted to secure Indebtedness to refinance or replace other Indebtedness denominated in a foreign currency and secured by a Lien, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness being refinanced or replaced. Notwithstanding any other provision of this Indenture, the maximum amount of Indebtedness that the Company or any Guarantor may secure by a Lien shall not be deemed to be exceeded (and no Default or Event of Default shall be deemed to have occurred) solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness secured by a Lien that refinances other Indebtedness secured by a Lien, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(c) When calculating the availability under any basket or financial ratio (including the Secured Leverage Ratio and the amount of Consolidated Total Assets, and the component definitions of any of the foregoing) under this Indenture in connection with a Limited Condition Acquisition, the date of calculation or determination of such basket or ratio and whether such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into or, in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to similar laws in respect of a target of a Limited Condition Acquisition (any such date, the “Acquisition Test Date”) and such baskets or ratios (and whether any related requirements or conditions are complied with) shall be calculated or determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Secured Leverage Ratio” after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the granting of Liens in respect of Indebtedness Incurred and the use of proceeds thereof) as if they occurred on the Acquisition Test Date and if after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the granting of Liens in respect of Indebtedness Incurred and the use of proceeds thereof) the Company and its Restricted Subsidiaries would have been able to undertake such actions and transactions on the Acquisition Test Date in compliance with such basket or ratio (including any related requirements or conditions), such ratio or basket (including any related requirements or conditions) will be deemed complied with (or satisfied) for all purposes (in the case of Liens, for example, whether such Liens and Indebtedness secured thereby is Incurred on the Acquisition Test Date or at any time thereafter); provided that if financial statements prepared on a consolidated basis in accordance with GAAP for a more recently ended fiscal quarter become available, the Company may elect, in its sole discretion, to recalculate or redetermine all such ratios or baskets (including any related requirements or conditions) on the basis of such financial statements, in which case, such date of recalculation or redetermination will thereafter be deemed to be the applicable Acquisition Test Date for purposes of such ratios or baskets (including any related requirements or conditions). For the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets or of the EBITDA or assets of the target company) subsequent to such Acquisition Test Date and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions are permitted under this Indenture and (y) such baskets or ratios (including any related requirements or conditions) shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that if the Company elects to have such determinations occur at the Acquisition Test Date, any such transactions and actions (including any granting of Liens in respect of Indebtedness Incurred and the use of proceeds thereof) shall be deemed to have occurred on the Acquisition Test Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture in connection with any action or transaction unrelated to such Limited Condition Acquisition after the Acquisition Test Date and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been terminated or abandoned, as determined by the Company, prior to the consummation thereof.

(d) When calculating the availability under any basket or financial ratio (including the Secured Leverage Ratio and the amount of Consolidated Total Assets, and the component definitions of any of the foregoing) under this Indenture in connection with the incurrence of any Permitted Lien, the Company may elect, at its option, to treat all or any part of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) that is to be secured by such Permitted Lien (and such committed amount so elected, shall be referred to, so long as such election is not revoked, as “Reserved Indebtedness”), as being Incurred and secured as of such election date, and, if such basket or financial ratio is satisfied with respect thereto on such election date, any subsequent drawing or redrawing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be treated as a Permitted Lien satisfying and Incurred under such basket or financial ratio whether or not capacity under such basket is available or such financial ratio is satisfied at the time of drawing or redrawing such Indebtedness (or issuance or creation of letters of credit or bankers’ acceptances). Any subsequent determinations of basket capacity or calculation of financial ratios shall treat Reserved Indebtedness as outstanding whether or not such Indebtedness is drawn at such time until the commitments in respect of Reserved Indebtedness terminate or the Company revokes its election in respect of such Reserved Indebtedness.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders, but the Company shall have no obligation to do so; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) of this Section 1.04. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.01.

(f) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(a)(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 12.01.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary, that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.01, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 45th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Notes issued are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d) The Notes shall be subject to repurchase by the Company pursuant to a Change of Control Offer as provided in Section 4.09. The Notes shall not be redeemable, other than as provided in Article 3.

(e) Additional Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall rank pari passu with, and be consolidated with and form a single class with, the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) as the Initial Notes. Any Additional Notes may be issued under a supplemental indenture to this Indenture; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN from the Initial Notes.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Company by manual, facsimile or other electronic (including “.pdf” or “.tif” format) signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents for the Notes. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

(b) DTC shall be the initial Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall, no later than 12:00 noon (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. Subject to actual receipt of such funds as provided by this Section 2.04 by the Paying Agent, the Paying Agent shall make payments on the Notes to the Holders entitled thereto on such date and in accordance with the provisions of this Indenture and the Notes. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders, together with the principal amount of Notes held by each such Holder and the aggregate principal amount of Notes outstanding. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.09 or 9.04).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes are so surrendered for exchange, the Company shall execute and the Trustee shall authenticate and deliver the replacement Global Note for which the Holder making the exchange is entitled pursuant to the applicable procedures of the Depository in accordance with Section 2.02. When Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic (including “.pdf” or “.tif” format) transmission.

Section 2.07 Replacement Notes.

(a) If a mutilated Note is surrendered to the Trustee or any Registrar or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. An indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

(b) Upon the issuance of any new Note under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

(c) The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those paid pursuant to the last sentence of the first paragraph of Section 2.07, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(b).

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to a Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its then customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

(a) If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case, at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send, or cause to be sent to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers

The Company in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee and the Agents shall use CUSIP and/or ISIN numbers in notices of redemption or exchange or in Change of Control Offers as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Change of Control Offers and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee and the Agents in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem the Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date (except in the case of a redemption in connection with defeasance under Article 8 or satisfaction and discharge under Article 11), an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed, and (4) the redemption price, if then ascertainable. If any such redemption is, in the Company’s sole discretion, made subject to the satisfaction of one or more conditions precedent, such Officers’ Certificate shall certify the conditions that such redemption is subject to, and the Company shall give the Trustee prompt notice of the non-satisfaction of any conditions, after which the Trustee shall give notice to the Holders in the same manner as the related notice of redemption was given that such conditions have not been satisfied and that the redemption shall not occur.

Section 3.02 Selection of Notes to Be Redeemed or Purchased; Conditions to Redemption.

(a) If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in a Change of Control Offer at any time, the Trustee shall select the Notes to be redeemed or purchased on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, and in accordance with the procedures of the Depositary in the case of Global Notes; provided that the unredeemed portion of any Note redeemed in part must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c) After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

(d) Any redemption of the Notes and any notice of redemption of Notes may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering, Change of Control, asset sale or other transaction or event. If a redemption of Notes is subject to the satisfaction of one or more conditions precedent, the Company may, in its discretion, delay the redemption date until such time (including more than 60 days after the date of the related notice of redemption) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), and the Company may, in its sole discretion, rescind the notice of redemption related to any such redemption at any time if it determines that any or all such conditions will not be satisfied or waived.

Section 3.03 Notice of Redemption.

(a) The Company shall mail, or cause to be mailed (or, in the case of Global Notes, by electronic transmission) notices of redemption of Notes at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or, in the case of Global Notes, otherwise in accordance with the procedures of the Depositary, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with defeasance under Article 8 or satisfaction and discharge under Article 11.

(b) The notice shall identify the Notes (including CUSIP and/or ISIN number) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price if then ascertainable, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) if such redemption is subject to the satisfaction of one or more conditions precedent as determined by the Company in its discretion, the conditions precedent to such redemption and that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed, or that such notice may be rescinded at any time in the Company’s sole discretion if the Company determines that any or all of such conditions will not be satisfied or waived; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

(c) At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once a notice of redemption is sent in accordance with Section 3.03 and all conditions (if any) to such redemption are satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay the applicable redemption date as provided in Section 3.02(d)) or the Company waives in writing any such conditions that are not satisfied, Notes called for redemption become irrevocably due and payable on the redemption date (or, if the Company has delayed such redemption date, the applicable delayed redemption date, as the case may be) at the redemption price. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date (or delayed redemption date, as the case may be), interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 12:00 noon (New York City time) on the redemption date (or delayed redemption date) or purchase date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption date (or delayed redemption date) or purchase date. The Paying Agent shall promptly pay to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption date (or delayed redemption date) or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase, whether or not such Notes are presented for payment. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date (or delayed redemption date) or purchase date shall be paid on the redemption date (or delayed redemption date) or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date (or delayed redemption date) or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption date (or delayed redemption date) or purchase date not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to June 15, 2025, the Company may redeem the Notes, in whole but not in part, upon notice pursuant to Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest, if any, to but excluding the redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption date. Promptly after the determination thereof, the Company shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b) Prior to June 15, 2025, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes), upon notice pursuant to Section 3.03, with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon (which accrued and unpaid interest need not be funded with the Net Cash Proceeds of any such Equity Offering), if any, to, but excluding, the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date; provided that (1) at least 50% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes and excluding the principal amount of Notes redeemed under Section 3.07(a) prior to such redemption or substantially concurrently with such redemption) remains outstanding immediately after the occurrence of each such redemption (unless all Notes are redeemed substantially concurrently); and (2) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering.

(c) Except pursuant to Section 3.07(a), (b) or (e), the Notes shall not be redeemable at the Company’s option prior to June 15, 2025.

(d) On and after June 15, 2025, the Company may redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03 at the redemption prices (expressed as a percentage of the principal amount of the Notes to be redeemed) set forth in this Section 3.07(d), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2025	103.000%
2026	101.500%
2027 and thereafter	100.000%

(e) Notwithstanding the foregoing, in connection with any tender offer or Change of Control Offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making an offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each other Holder of the Notes in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(g) The Company or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08 Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 12:00 noon, New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms.    In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries taken together would have been a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.03(a) shall include a presentation of financial metrics (selected in the Company’s sole discretion), either on the face of the financial statements or in the footnotes to the financial statements, or in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of the financial condition and results of operations of the Company and its Restricted Subsidiaries or of such Unrestricted Subsidiaries. The financial information and reports required by this covenant need not include any separate financial statements of a Guarantor or information required by Rule 3-10, 3-16 or 13-01 of Regulation S-X promulgated by the SEC (or any successor regulation) so long as such financial information and reports are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Company and the Guarantors, on one hand, and the information relating to non-Guarantors, on the other hand.

(c) In addition, the Company and the Guarantors will agree that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this Section 4.03, the Company and the Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this Section 4.03 if the Company has filed such reports with the SEC on the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filings have been made.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than ten Business Days after receiving written notice or a responsible officer becoming aware thereof) send to the Trustee written notice specifying such event, its status and what action the Company is taking or proposes to take with respect thereto (unless such Default has been cured or waived within such 10 Business Day period).

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not reasonably expected by the Company to have a material adverse effect on the financial condition or results of operation of the Company and its Subsidiaries taken as a whole.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor

(to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Liens.

The Company will not, and will not permit any of the Guarantors to, directly or indirectly, create or Incur any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of its Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of Liens on any Guarantor’s property or assets, any Note Guarantee of such Guarantor, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Section 4.08 Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.09 Offer to Repurchase Upon Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, each Holder will have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control Repurchase Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, the Company will give notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date (the “Change of Control Payment”));

(2) the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is first given (the “Change of Control Payment Date”);

(3) if such notice is delivered in advance of the occurrence of a Change of Control Repurchase Event, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control Repurchase Event;

(4) that Notes must be tendered in multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(5) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the third Business Day preceding the Change of Control Payment Date a notice, a facsimile transmission or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8) that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(9) the other instructions, as the procedures determined by the Company, consistent with this Section 4.09, that a Holder must follow in order to have its Notes repurchased.

The notice, if sent or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent or otherwise delivered in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with this Section 4.09.

(d) A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the occurrence of such Change of Control Repurchase Event; provided that such Change of Control Offer complies with all applicable securities laws or regulations.

(e) The Paying Agent will promptly mail or otherwise deliver in accordance with the applicable procedures of the Depository to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(f) If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders on Notes tendered or purchased pursuant to the Change of Control Offer.

(g) The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer; or (ii) notice of redemption to redeem the Notes in full has been given pursuant to this Indenture as described in Section 3.07, unless and until there is a default in the payment of the applicable redemption price.

(h) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations, in each case, to the extent applicable in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.

(i) Other than as specifically provided in this Section 4.09, any purchase pursuant to this Section 4.09 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.10 Additional Guarantees.

The Company will cause each Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired by the Company, which, (a) if Indebtedness under the Senior Secured Credit Agreement is outstanding, is or becomes a borrower under or Guarantees the Senior Secured Credit Agreement or (b) if Indebtedness under the Senior Secured Credit Agreement is not outstanding, individually or in the aggregate, is or becomes the borrower of or Guarantees Indebtedness that is capital market debt securities or a syndicated loan (other than Renewable Diesel Joint Venture Indebtedness, Indebtedness owed to the Company or another Guarantor, or Indebtedness consisting solely of Guarantees by a domestic Restricted Subsidiary of Indebtedness of a Foreign Subsidiary and all or substantially all of such domestic Restricted Subsidiary’s assets are the Capital Stock of or other investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) and the aggregate of such Indebtedness is in excess of $50.0 million, to execute and deliver to the Trustee within 20 Business Days a Note Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior unsecured basis.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company will not consolidate with or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or a limited liability company (provided that, if the Successor Company is a limited liability company, there shall be a corporate co-issuer), in each case, organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(2) immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) in the case of a Successor Company, each Guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor Company’s obligations in respect of this Indenture and the Notes; and

(4) the Company or the Successor Company, as applicable, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing, if a Restricted Subsidiary consolidates or otherwise combines with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with Section 5.01(a)(3) and 5.01(a)(4).

(b) The Company will not permit any Guarantor to consolidate with, merge with or into any Person and will not permit the sale, assignment, conveyance, transfer, lease or other dispositions of all or substantially all of the property or assets of any Guarantor in one or more related transactions to any Person, unless (a) if such entity shall remain a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be an entity organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia or any other jurisdiction in which the predecessor Subsidiary was organized; (b) immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (c) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and (d) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; provided that the foregoing shall not apply to a transaction pursuant to which such Guarantor shall be released from its obligations under this Indenture and its Note Guarantee in accordance with Section 10.06.

Notwithstanding the foregoing, if (i) a Restricted Subsidiary consolidates or otherwise combines with, merges into or transfers all or part of its properties and assets to a Guarantor, (ii) a Guarantor consolidates or otherwise combines with, merges into or transfers all or part of its properties and assets to the Company or another Guarantor, or (iii) a Guarantor consolidates or otherwise combines with or merges into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction or changing the legal form of the Guarantor, the Company will not be required to comply with Section 5.01(b)(d).

Section 5.02 Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the Successor Company, formed by such consolidation or into or with which the Company, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the Successor Company and not to the Company), and may exercise every right and power of the Company under this Indenture and under the Notes ,with the same effect as if such Successor Company had been named as the Company herein and the predecessor Person shall be released from its obligations under this Indenture and all of its Obligations under the Notes, except that, in the case of a lease of all or substantially all the assets of the Company, the predecessor Person shall not be released from the obligation to pay the principal, premium, if any, and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an Event of Default (an “Event of Default”):

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligations under Section 5.01(a);

(4) failure by the Company or any Guarantor to comply for 60 days after written notice as provided below with any of its obligations under Article 4 or any of its other agreements contained in this Indenture (other than a failure by the Company to comply with its obligations under Section 5.01(a), which constitutes an Event of Default under Section 6.01(a)(3));

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or premium, if any, on such Indebtedness when due and payable (after giving effect to any grace period provided in such Indebtedness) (“payment default”); or

(B) relates to an obligation other than the obligation to pay principal of, or premium, if any, on such Indebtedness and results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default (after giving effect to any applicable notice or grace period provided in such Indebtedness (which notice has been given or grace period has expired)) or the maturity of which has been so accelerated, aggregates $120.0 million or more;

(6) (i) The Company, a Significant Subsidiary or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary of the Company:

(A) commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding-up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, in a proceeding in which the Company, such Significant Subsidiary or such group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(7) failure by the Company, any Significant Subsidiary or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary of the Company to pay final judgments aggregating in excess of $120.0 million (net of any amounts that an insurance company or indemnitor has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final; or

(8) any Note Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary of the Company ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that are Subsidiaries of the Company and that, taken together (as of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary of the Company denies in writing or disaffirms in writing its obligations under this Indenture or its Note Guarantee, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with the terms of this Indenture.

(b) A default under clause (4) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) of Section 6.01(a) after receipt of such notice.

(c) A default under clause (5) of Section 6.01(a) in respect of the Renewable Diesel Joint Venture Indebtedness will not constitute an Event of Default unless and until the Company or any of its Restricted Subsidiaries fails to make payments in respect of any Guarantee relating to such Indebtedness in accordance with its terms; provided that the provisions of this sentence shall not apply to any other Indebtedness of the Company or its Restricted Subsidiaries as to which a payment default or cross acceleration occurs as a result of a default in respect of the Renewable Diesel Joint Venture Indebtedness.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in clause (6) of Section 6.01(a) in respect of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the written request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b) If an Event of Default described in clause (6) of Section 6.01(a) occurs and is continuing in respect of the Company, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in principal amount of the then outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest of any Note held by a non-consenting holder) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, or interest on the Notes when due or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with applicable law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

(a) Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have provided the Trustee with security or indemnity acceptable to the Trustee (acting reasonably) against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the provision of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders).

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

(a) If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(1) to the Trustee, the Agents, their agents and attorneys for amounts due under Section 7.06, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 12.01.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have provided to the Trustee indemnity or security satisfactory to the Trustee (acting reasonably) against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder (including the Agents).

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee will be under no duty to monitor, inquire as to or ascertain compliance with the covenants in this Indenture.

Section 7.03 Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. The Trustee is also subject to Section 7.09.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee or the Trustee has received written notice thereof, the Trustee shall send to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel; provided that in the case of legal fees and expenses, the Company’s reimbursement obligation shall be limited to the reasonable fees and expenses of one primary counsel to the Trustee, and, if reasonably required, the legal fees and expenses of additional local or specialized counsel. The Trustee shall provide the Company reasonable notice of any expenditure not in the ordinary course of business.

(b) The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one primary counsel to the Trustee, and, if reasonably required, the legal fees and expenses of additional local or specialized counsel) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.06)) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent the Company has been materially prejudiced thereby. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of one primary counsel to the Trustee, and, if reasonably required, the legal fees and expenses of additional local or specialized counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(c) The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium and interest on particular Notes.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6), (7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting as Trustee hereunder.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(f) As used in this Section 7.07, the term “Trustee” shall also include each Agent.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, trust company or national banking association, the successor corporation, trust company or national banking association without any further act shall be the successor Trustee, subject to Section 7.09.

Section 7.09 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.10 Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the trust may at the time be located, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the trust, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, such title to the trust, or any part hereof, and subject to the other provisions of this Section 7.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.09 and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required under Section 7.07.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and their Note Guarantees, as applicable, and to have satisfied all of their other obligations under the Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Guarantees in effect at such time shall terminate as provided in Section 10.06.

(c) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.09, 4.10 and 9.06, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above and in the remainder of this paragraph below, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(4) (but only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(7) and 6.01(a)(8), in each case, shall not constitute Events of Default. Following the Company’s exercise of its Covenant Defeasance option, the Note Guarantees in effect at such time shall terminate as provided in Section 10.06.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Company must irrevocably deposit in trust with the Trustee (or if at the time of deposit the Trustee is not permitted by applicable law to hold trust funds or determines in its sole discretion that holding trust funds would be impracticable, and, in either case, provides written notice to the Company to that effect, a custodian or trustee designated by the Company pursuant to an Officers’ Certificate and reasonably acceptable to the Trustee), for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient, in the case of a deposit of U.S. Government Obligations or a combination of cash and U.S. Government Obligations, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions,

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case, to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary exceptions and exclusions, beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions, beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Agreement or any other material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar or simultaneous transaction and, in each case, the granting of Liens in connection therewith);

(6) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

(7) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary exceptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with (including setting forth calculations to confirm compliance with clause (1) above); and

(8) the Company has delivered irrevocable instructions to the Trustee (or, if applicable, a custodian) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

Section 8.05 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or, if applicable, a custodian or another trustee) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee (or, if applicable, such custodian or other trustee), in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee (or, if applicable, such custodian or other trustee) may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee (or, if applicable, such custodian or other trustee) against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee (or, if applicable, such custodian or other trustee) shall deliver or pay to the Company from time to time upon the written request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 which, as provided in an Officers’ Certificate, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee (or, if applicable, a custodian or another trustee) or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee (or, if applicable, a custodian or another trustee) or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee (or, if applicable, such custodian or other trustee) or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company and the Guarantors shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under this Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) provide for the issuance of Additional Notes;

(5) add Guarantees with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6) secure the Notes or confirm and evidence the release, termination or discharge of any Note Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by, and made in accordance with, this Indenture;

(7) add to the covenants of the Company or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Company or any Guarantor;

(8) provide for the appointment of a custodian or trustee to hold funds or securities deposited to effect defeasance, legal defeasance or discharge under Article 8 or Article 11;

(9) provide additional rights or benefits of the Holders of the Notes;

(10) make any change that does not adversely affect, in any material respect, the rights of any Holder;

(11) comply with any requirement of the SEC or the Trust Indenture Act or any rules or regulations thereunder in connection with the qualification of this Indenture under the Trust Indenture Act (it being understood that the Company shall not be required to qualify this Indenture under the Trust Indenture Act);

(12) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture, or to provide for the appointment of one or more co-trustees; or

(13) conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum, as set forth in an Officers’ Certificate.

(b) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.05 and Section 12.02, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by this Section 9.01 and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) After an amendment or supplement under this Section 9.01 becomes effective, the Company is required to send to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Section 9.02 With Consent of Holders.

(a) Except as provided in Section 9.01, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantees with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 and Section 12.02, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture or sign any such waiver unless such amended or supplemental indenture or such waiver directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. However, the failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under Section 3.07, (other than (a) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (b) provisions relating to the covenant set forth in Section 4.09;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes (any such right to receive payment shall be considered impaired for purposes of this clause (6) only when the terms of this Indenture or the Notes are amended to reduce the specified principal amount, percentage or amount of premium or interest rate or to extend any interest payment date or the final maturity date; any such right to institute suit to enforce payment of any payment shall be considered impaired for the purposes of this clause (6) only when this Indenture contains (or is amended to contain) provisions preventing the holder from commencing an action at law or in equity to enforce payment; and this clause (6) shall not be construed as requiring the consent of Holders to any amendment or to any action, including any action undertaken by the Company or any Guarantor, except as specifically provided in this clause (6));

(7) make any change to this Section 9.02(e) or any provisions of this Indenture relating to the waiver of past Defaults; or

(8) except as expressly permitted by this Indenture, modify the Note Guarantee of a Significant Subsidiary or Note Guarantees of a group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary of the Company in any manner adverse to Holders.

Section 9.03 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Receive Documents.

In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.02, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one primary counsel to each of the Trustee and the Holders of the Notes, taken as a whole, and, in the case of an actual or perceived conflict of interest, to the reasonable fees and expenses of one additional counsel to the Trustee and to each group of similarly situated Holders of Notes, taken as a whole) reasonably Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Unless and until released in accordance with Section 10.06, each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture or a supplemental indenture hereto in substantially the form of Exhibit C hereto, as the case may be, shall be executed on behalf of such Guarantor by an officer or other authorized signatory of the Guarantor.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If an officer or other authorized signatory of any Guarantor whose signature is on this Indenture no longer holds that office or is no longer an authorized signatory at the time the Trustee authenticates the Note, the Note Guarantee of such Guarantor shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.10, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.10 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged and such Guarantor shall be released from its obligations under this Indenture and its Note Guarantee:

(1) in the event Capital Stock of such Guarantor is sold, assigned, transferred, conveyed, exchanged or otherwise disposed of (whether by merger, consolidation or otherwise) such that after such sale, assignment, transfer, conveyance, exchange or other disposition such Guarantor is no longer a Restricted Subsidiary (or such Guarantor becomes an Excluded Subsidiary), or all or substantially all of the properties and assets of such Guarantor are sold, assigned, transferred, conveyed, exchanged, leased or otherwise disposed of, if, in each case, (x) such sale, assignment, transfer, conveyance, exchange, lease or other disposition is made in compliance with this Indenture, including, if applicable, Article 5 and (y)(i) if the Senior Secured Credit Agreement is outstanding, such Guarantor is also released from its liability as a borrower or its Guarantee granted in connection with the Senior Secured Credit Agreement or (ii) if the Senior Secured Credit Agreement is not outstanding, any obligations of such Guarantor under any agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries that would then require such Guarantor to Guarantee the Notes pursuant to Section 4.10 terminate upon consummation of such transaction;

(2) (a) if the Senior Secured Credit Agreement is outstanding, upon the release or discharge of such Guarantor from its liability as borrower or its Guarantee of Indebtedness under the Senior Secured Credit Agreement (including, by reason of the termination of the Senior Secured Credit Agreement) or (b) if the Senior Secured Credit Agreement is not outstanding, upon the release or discharge of such Guarantor from part or all of its obligations in respect of any other Indebtedness, including any Indebtedness that resulted in the obligation under this Indenture of such Guarantor to provide a Note Guarantee, if such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to Section 4.10, and, in each case, except a release or discharge by or as a result of payment under a Guarantee of such Guarantor of the Senior Secured Credit Agreement or such other Indebtedness, as applicable (it being understood that a release subject to contingent reinstatement shall constitute a release);

(3) upon the proper designation by the Company in accordance with this Indenture of such Guarantor as an Unrestricted Subsidiary;

(4) upon such Guarantor becoming an Excluded Subsidiary in compliance with this Indenture; or

(5) upon the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with Article 11.

(b) At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

(c) Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any release, discharge or termination of any Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or if at the time of deposit the Trustee is not permitted by applicable law to hold trust funds or determines in its sole discretion that holding trust funds would be impracticable, and, in either case, provides written notice to the Company to that effect, a custodian or trustee designated by the Company pursuant to an Officers’ Certificate and reasonably acceptable to the Trustee), as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof in amounts as will be sufficient, in the case of a deposit of U.S. Government Obligations or a combination of cash and U.S. Government Obligations, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Company has delivered irrevocable instructions to the Trustee (and, if applicable, such custodian or trustee) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be, and any intervening Interest Payment Dates.

(b) In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel (subject to customary exceptions and exclusions) to the Trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied (including setting forth the calculations to confirm compliance with Section 11.01(a)(2)(A)).

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee (or, if applicable, a custodian or another trustee) pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Company or a Subsidiary of the Company) as the Trustee (or, if applicable, such custodian or other trustee) may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee (or, if applicable, such custodian or other trustee), but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee (or, if applicable, a custodian or another trustee) or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company or any Guarantor has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company and such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee (or, if applicable, such custodian or other trustee) or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

(a) Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company or any Guarantor:

c/o Darling Ingredients Inc.

5601 N MacArthur Boulevard

Irving, Texas 75038

United States of America

Fax No.: +1 (972) 717-1588

Attention: Executive Vice President – Chief Financial Officer

with a copy to:

Sidley Austin LLP

70 St. Mary Axe

London EC3A 8BE

United Kingdom

Fax No: + 44 20 7626 7937

Email: agrinceri@sidley.com

Attention: Alan Grinceri

and

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, Texas 75201

United States of America

Fax No: +1 (214) 981-3400

Email: angela.fontana@Sidley.com

Attention: Angela L. Fontana

if to the Trustee:

Truist Bank

2713 Forest Hills Road

Building 2 – Floor 2

Wilson, NC 27893

United States of America

Phone: +1 (252) 246-2127

Fax No.: +1 (252) 246-4303

Attention: Corporate Trust and Escrow Services

The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; or when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective only upon actual receipt thereof and no notice given by electronic mail to the Trustee shall be effective unless the Trustee, by notice given hereunder, has designated such email address for notices.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested), postage prepaid or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or by electronic transmission (but only if the Trustee, by notice hereunder, has provided an email address for such notice); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) Except as provided above, if a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Section 12.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been complied with.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate, certificates of public officials or reports or opinions of experts as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05 No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture or the Note Guarantees, as the case may be, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06 Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS (BY ACCEPTANCE OF THE NOTES) AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemics, epidemics, recognized public emergencies, quarantine restrictions, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services and hacking, cyber attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile or other electronic means (including “.pdf” or “.tif” format) shall constitute delivery of an executed original unless otherwise expressly required hereunder. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Except with respect to authentication of the Notes by the Trustee or an authenticating agent, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 12.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.15 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

ISSUER

DARLING INGREDIENTS INC.

By:	/s/ Brad Phillips
Name: Brad Phillips
Title: Executive Vice President and Chief Financial Officer

GUARANTORS

GRIFFIN INDUSTRIES LLC
CRAIG PROTEIN DIVISION, INC.
DARLING GLOBAL HOLDINGS INC.
DARLING NATIONAL LLC
DARPRO STORAGE SOLUTIONS LLC
ROUSSELOT INC.
ROUSSELOT DUBUQUE INC.
ROUSSELOT PEABODY INC.
SONAC USA LLC

By:	/s/ Martijn van Steenpaal
Name: Martijn van Steenpaal
Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

TRUIST BANK, as Trustee

By:	/s/ Cristina G. Rhodebeck
Name: Cristina G. Rhodebeck
Title: Senior Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear or Clearstream for such Global Note, in each case, to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period”, means, with respect to any Note, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the original date of issuance of such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear systems or any successor securities clearing agency.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Automatic Exchange”	2.3(j)
“Automatic Exchange Date”	2.3(j)
“Automatic Exchange Notice”	2.3(j)
“Automatic Exchange Notice Date”	2.3(j)
“Definitive Notes Legend”	2.3(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.3(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Notes”	2.1(a)
“Rule 144A Global Note”	2.1(b)

Section 2.1 Form and Dating

(a) The Initial Notes shall be (i) offered and sold by the Company to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case, without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.3(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

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(d) Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $750,000,000, (b) subject to the terms of this Indenture, Additional Notes and (c) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes.

Section 2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.3(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) (A) a certification (in the form set forth on the reverse side of the Form of Note in Exhibit A) that such Definitive Note is being transferred (1) to a Person who the transferor reasonably believes is a QIB and in accordance with Rule 144A, (2) after the expiration of the Distribution Compliance Period, outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other legal opinions, certifications and other information as may be requested pursuant thereto; and

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(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Appendix A, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note. Such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available), or another applicable exemption from registration under the Securities Act.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, the Regulation S Global Note and interests therein may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred in accordance with the

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Applicable Procedures and only (1) to the Company or any subsidiary of the Company, (2) to a Person whom the selling Holder reasonably believes is a QIB that acquires for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption or (5) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States of America or any other jurisdictions. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A to the effect that such transfer is being made to a Person who the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legends.

(i) Except as permitted by this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO DARLING INGREDIENTS INC. OR ANY SUBSIDIARY OF DARLING INGREDIENTS INC., (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

Each Note shall bear the following legend (the “ERISA Legend”):

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BY ITS ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, AND NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE (OR ANY INTEREST HEREIN) CONSTITUTES THE ASSETS OF, AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR OF A BENEFIT PLAN OR OTHER ARRANGEMENT THAT IS SUBJECT TO ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

IF THE HOLDER OF THIS NOTE (OR ANY INTEREST HEREIN) IS, OR IS ACTING ON BEHALF OF, OR ACQUIRED THIS NOTE (OR ANY INTEREST HEREIN) WITH ASSETS OF, ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, OR ANY PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE CODE (EACH, AN “ERISA PLAN”), THE HOLDER OF THIS NOTE (OR ANY INTEREST HEREIN) WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT AT ALL TIMES (1) NONE OF DARLING INGREDIENTS INC., THE INITIAL PURCHASERS, OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES (COLLECTIVELY, THE “TRANSACTION PARTIES”) HAS MADE OR WILL BE MAKING AN INVESTMENT RECOMMENDATION, OR HAS PROVIDED OR WILL BE PROVIDING INVESTMENT ADVICE, ON WHICH AN ERISA PLAN OR THE FIDUCIARY MAKING THE INVESTMENT DECISION FOR SUCH ERISA PLAN HAS RELIED IN CONNECTION WITH THE DECISION TO ACQUIRE SUCH NOTE (OR ANY INTEREST THEREIN), AND NONE OF THE TRANSACTION PARTIES IS ACTING AS A FIDUCIARY (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975(E)(3) OF THE CODE) TO THE ERISA PLAN IN CONNECTION WITH THE ERISA PLAN’S ACQUISITION OF THE NOTE (OR ANY INTEREST THEREIN) (UNLESS AN APPLICABLE PROHIBITED TRANSACTION EXEMPTION IS AVAILABLE TO COVER THE PURCHASE OR HOLDING OF SUCH NOTE (OR ANY INTEREST THEREIN) OR THE TRANSACTION IS NOT OTHERWISE PROHIBITED) AND (2) THE PLAN FIDUCIARY MAKING THE DECISION TO ACQUIRE SUCH NOTE (OR ANY INTEREST THEREIN) IS EXERCISING ITS OWN INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE NOTE (OR ANY INTEREST THEREIN).

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

6

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO DARLING INGREDIENTS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or pursuant to an effective registration statement under the Securities Act (such certification to be in the form set forth on the reverse side of the Initial Notes) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(iii) Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(iv) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

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(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.09 or 9.04 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Automatic Exchange of Beneficial Interests in a Global Note that is a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in Global Note that is a Transfer Restricted Global Note may be automatically exchanged into beneficial interests in an

8

Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date (the “Automatic Exchange Date”) designated by the Company. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may (A) provide written notice to the Trustee at least 10 calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Transfer Restricted Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (B) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Note Register at least 10 calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (I) the Automatic Exchange Date, (II) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (III) the “CUSIP” number of the Global Note that is a Transfer Restricted Note from which such Holder’s beneficial interests will be transferred and (IV) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (C) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Transfer Restricted Notes to be exchanged. At the Company’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Company) to each Holder at such Holder’s address appearing in the Note Register. Notwithstanding anything to the contrary in this Section 2.3, during the 10-day period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.3(j) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Global Note that is a Transfer Restricted Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. The Company may request from Holders such information it reasonably determines is required in order to be able to deliver such Officers’ Certificate. Upon such exchange of beneficial interests pursuant to this Section 2.3(j), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Global Note that is a Transfer Restricted Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

Section 2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice

9

or after the Company becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) of this Appendix A, bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b) of this Appendix A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend]

CUSIP [             ]

ISIN [             ]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

6% Senior Notes due 2030

No.	[144A Global Notes] RA – [•]

[Regulation S Global Notes] RS – [•]	$[•]

DARLING INGREDIENTS INC.

DARLING INGREDIENTS INC. promises to pay to [CEDE & CO.]2 or registered assigns $_______ (_______ Dollars) [(as the same may be revised from time to time on the Schedule of Exchanges of Interests in the Global Note attached hereto)]3 on June 15, 2030.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

[1]	Rule 144A Note CUSIP: 237266 AJ0

Rule 144A Note ISIN: US237266AJ06

Regulation S Note CUSIP: U23536 AB8

Regulation S Note ISIN: USU23536AB88

[2]	Insert in Global Notes
[3]	Insert in Global Notes

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

DARLING INGREDIENTS INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

TRUIST BANK, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

6% Senior Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Darling Ingredients Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6% per annum until maturity. The Company shall pay interest semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day; provided that the first Interest Payment Date with respect to this Note shall be December 15, 20224. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including June 9, 2022. The Company shall, to the maximum extent permitted by applicable law, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall, to the maximum extent permitted by applicable law, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on this Note to the Persons who are registered Holders of this Note at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds to the registered Holder of a Global Note or its nominee shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account at least 30 days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Truist Bank, the Trustee under the Indenture, shall act as the Paying Agent and the Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of June 9, 2022 (the “Indenture”), among Darling Ingredients Inc., the Guarantors from time to time party thereto and Truist Bank, as trustee (the “Trustee”). This Note is one of a duly authorized issue of notes of the Company designated as its 6% Senior Notes due 2030. The Company shall be entitled to issue Additional Notes pursuant to, and subject to, Section 2.01 of the Indenture. The Initial Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[4]	Insert other applicable date for Additional Notes.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee or both may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company shall not be required to register the transfer of or exchange any Notes during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented, and the provisions thereof may be subject to waiver, as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

c/o Darling Ingredients Inc.

5601 N MacArthur Boulevard

Irving, Texas 75038

Fax No.: +1 (972) 717-1588

Attention: Executive Vice President – Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF TRANSFER RESTRICTED NOTES

This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note (or a portion thereof indicated above) held by the Depositary a Note or Notes in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or a subsidiary of the Company; or
(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)	☐	inside the United States of America to a person the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A (“Rule 144A”) under the Securities Act) that acquires for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; or
(5)	☐	outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act and, if the Distribution Compliance Period with respect to such Note shall not have expired, such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Distribution Compliance Period; or
(6)	☐	pursuant to Rule 144 under the Securities Act or another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Signature Guarantee:
Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 of the Indenture, check the box below:

[    ] Section 4.09

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.09 of the Indenture, state the amount you elect to have purchased:

$_______________	(integral multiples of $1,000;
provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS1

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Darling Ingredients Inc., a Delaware corporation (the “Company”), the Company, and Truist Bank, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 9, 2022, providing for the issuance of an unlimited aggregate principal amount of 6% Senior Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3. Releases. The Note Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged as provided in Section 10.06 of the Indenture.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or the Guarantors (including the Guaranteeing Subsidiary) shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[1]	To be modified in the event the Supplemental Indenture is delivered by more than one Guarantor.

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6. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterparty by facsimile or other electronic means (including “.pdf” and “.tif” format) shall constitute delivery of an executed original. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

8. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

10. Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

11. Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.06 of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DARLING INGREDIENTS INC.

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

TRUIST BANK, as Trustee

By:
Name:
Title: